U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 28, 2013

VALLEY HIGH MINING COMPANY
(Exact name of small business issuer as specified in its charter)

Nevada	000-51232	68-0582275
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

12835 E Arapahoe Rd.
Tower 1 Penthouse #810
Centennial, CO 80112
(Address of principal executive offices)

(303) 285-3450
(Issuer's Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective May 28, 2013, we executed an agreement with Puntos Cardinales Pacifico S.A. de C.V., Manzanillo, Colima, Mexico (“Puntos”), to acquire the exclusive rights to develop, explore and produce mineral revenue on a mining lease held by Puntos to process the existing tailings piles located on the property. The property is located between Puerto Vallarta and Acapulco near to Manzanillo.  The agreement provides for us to perform our due diligence on this property over the next ninety (90) days for the purpose of taking samples for assaying and removing tailings for refining tests.

In consideration for the right to develop this property we have issued an aggregate of 100,000 shares of our common stock, which shares will be held in escrow pending completion of our due diligence.  If we elect to proceed on developing this property the relevant certificate for these shares will be released to Puntos.  Additionally, we have agreed to pay Puntos a net profits interest of 8% if we begin production on this property.

The subject property was in production until 1978.  It previously produced both high grade silver and gold.  While an initial review indicated that there are tailings from the previous production which are estimated to be in excess of 600 million metric tons and the lease owners have indicated there maybe 5 grams per ton of gold we need to verify the viability of this project by performing our due diligence, including doing bulk sampling and some drilling on these tailings.

Initially, we anticipate that the bulk sampling and drilling of tailings will cost up to $250,000, which will be paid in increments. If initial testing proves successful, of which there is no assurance, additional costs of up to $250,000 may be incurred to fully develop the property. Further, if recommended based on our testing a small processing facility maybe required in order to avoid trucking tons of low quality tailings.  If nominal processing can be accomplished, we would be transporting much higher value tailings which will reduce trucking costs.

It is also possible that we will want to do some drilling on the old mine to ascertain possible re-entry into old structures.  We are unable to ascertain the estimated cost of this drilling at this time, but this will only be undertaken if our efforts to develop this property are successful, of which there can be no assurance.

A copy of the relevant agreement has been included as an exhibit to this report.

Item 8.01 Other Events

We have recently formed a wholly owned subsidiary, VH Energy, Inc., a Texas corporation, for the purpose of our engaging in the oil and gas industry.  We are currently reviewing various projects of producing oil and gas properties that our management believes may be worth pursuing in the future.  There can be no assurances that we will acquire any such properties in the future, or if so acquired, that we will be successful in this endeavor.

Item 9.01  Financial Statements and Exhibits

(b) Exhibits.  The following exhibits are included in this report:

No.           Description

10.4           Exclusive Rights Agreement

99.3           Press Release advising of execution of Exclusive Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 29, 2013	VALLEY HIGH MINING CO.
(Registrant)

By: s/ Andrew Telsey
Andrew Telsey,
Chief Executive Officer and President